Court Schedules Final Hearing to Consider Settlement in InfoSpace Stockholder Derivative Action

BELLEVUE, Wash., October 12, 2010 (BUSINESS WIRE) --InfoSpace, Inc. (Nasdaq: INSP) today provided public notice that the King County (Washington) Superior Court has given preliminary approval of, and has scheduled a hearing to consider final approval of, a settlement of the stockholder derivative action brought by Anne D. Manos and James N. Mercer against certain former officers and current and former directors of InfoSpace. The final fairness hearing will be held on November 23, 2010 at 9:00 a.m. in the Maleng Regional Justice Center in Kent, Washington. This hearing will be held for the purpose of considering (1) whether the proposed settlement is fair, reasonable, and adequate, (2) whether to enter a judgment giving final approval to the settlement, and (3) whether to approve the agreed-upon attorneys’ fees and expenses for plaintiffs’ counsel.

The full notice, printed below and attached in full to a Current Report on Form 8-K filed with the SEC today, contains a description of the derivative action, the terms of the settlement, a description of the proposed attorneys’ fees, and instructions on how interested stockholders can get further information on the settlement.

Interested stockholders of InfoSpace should review the full notice carefully, as they are entitled to object, if they desire, to the settlement. If the Court approves the settlement, stockholders will be barred from contesting the fairness, reasonableness, or adequacy of the settlement, and from pursuing the settled derivative claims.

About InfoSpace, Inc.

InfoSpace, Inc., a leading developer of metasearch products, is focused on bringing the best of the Web to Internet users. InfoSpace's proprietary metasearch technology combines the top results from several of the largest online search engines, providing fast and comprehensive search results. InfoSpace sites include Dogpile® (www.dogpile.com), DoGreatGood(TM) (www.dogreatgood.com), InfoSpace.com® (www.infospace.com), MetaCrawler® (www.metacrawler.com), WebCrawler® (www.webcrawler.com), and WebFetch® (www.webfetch.com). InfoSpace's metasearch technology is also available on nearly 100 partner sites, including content, community, and connectivity sites. In addition, the Company operates an e-commerce channel that includes a collection of more than 200 specialty retail stores under the Mercantila®(www.mercantila.com) brand and an innovative online search engine optimization tool, WebPosition® (www.webposition.com). More information may be found at www.infospaceinc.com.

InfoSpace.com, InfoSpace, Dogpile, DoGreatGood, MetaCrawler, WebCrawler, WebFetch, Mercantila, and other marks are trademarks of InfoSpace, Inc. The names of other companies and products mentioned herein may be the trademarks of their respective owners.

See Exhibit 99.2 for Stockholder Notice

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Investor Contact: Stacy Ybarra, InfoSpace (425) 709-8127 stacy.ybarra@infospace.com